Exhibit 99.(k)(i)

Prudential Global Funding LLC

Financial Statements

December 31, 2008 and 2007, and for the

Three Years Ended December 31, 2008

Prudential Global Funding LLC

Index

December 31, 2008 and 2007

Page(s)

Report of Independent Auditors	1

Financial Statements

Statements of Financial Position	2

Statements of Operations	3

Statements of Members’ Equity	4

Statements of Cash Flows	5

Notes to Financial Statements	6-21

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of

Prudential Global Funding LLC:

In our opinion, the accompanying statements of financial position and the related statements of operations, members’ equity and cash flows present fairly, in all material respects, the financial position of Prudential Global Funding LLC (the “Company”, an indirect wholly owned subsidiary of Prudential Financial, Inc.) at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2 of the financial statements, the Company adopted a framework for measuring fair value for certain financial instruments on January 1, 2008.

December 23, 2009

Prudential Global Funding LLC

Statements of Financial Position

December 31, 2008 and 2007

(in thousands of dollars)

	2008	2007

Assets
Cash and cash equivalents	$163,602	$489,245
Trading assets, at fair value	1,153,418	––
Trading assets pledged, at fair value	––	23,749
Securities purchased under agreements to resell	102,700	16,708
Derivative financial instruments receivable, at fair value	4,225,717	932,574
Funds provided as collateral	1,505	1,000
Accounts Receivable	10,772	––
Other assets	143,329	7,413
Total Assets	$5,801,043	$1,470,689
Liabilities and Members’ Equity
Liabilities
Trading liabilities, at fair value	101,737	16,961
Securities sold under agreements to repurchase	––	28,678
Due to brokers	21,171	2,066
Derivative financial instruments payable, at fair value	5,505,866	1,384,899
Other liabilities	106,836	23,409
Total Liabilities	$5,735,610	$1,456,013

Commitments and contingencies (See Note 12)	––	––
Members’ Equity
Contributed Capital	68,675	14,675
Retained Earnings (Accumulated Deficit)	(3,242)	1
Total Members’ Equity	65,433	14,676
Total Liabilities and Members’ Equity	$5,801,043	$1,470,689

The accompanying notes are an integral part of these financial statements.

Prudential Global Funding LLC

Statements of Operations

Years Ended December 31, 2008, 2007 and 2006

(in thousands of dollars)

	2008	2007	2006

Revenues
Net trading income	$12,014	$12,853	$10,872
Interest income	2,658	6,353	12,696
Total revenues	14,672	19,206	23,568
Interest expense	10,110	17,462	18,039
Revenues, net of interest expense	4,562	1,744	5,529
Expenses
Salaries and benefits	5,320	4,944	3,724
Service charges from affiliates	1,802	1,418	1,316
Brokerage fees and commissions	153	67	72
Market data services	389	251	102
Professional fees	130	167	110
Other	11	15	—
Total expenses	7,805	6,862	5,324
Income (loss) before income taxes	(3,243)	(5,118)	205
Net income (loss)	$(3,243)	$(5,118)	$205

The accompanying notes are an integral part of these financial statements.

Prudential Global Funding LLC

Statements of Members’ Equity

Years Ended December 31, 2008, 2007 and 2006

(in thousands of dollars, except for share amounts)

	Contributed Capital	Retained Earnings/ (Accumulated Deficit)	Total Members’ Equity
.
Balance at December 31, 2005	$24,875	$4,914	$29,789

Net income	––	205	205
Distributions to members	(10,200)	—	(10,200)
Balance at December 31, 2006	14,675	5,119	19,794

Net loss	––	(5,118)	(5,118)
Balance at December 31, 2007	14,675	1	14,676

Contributed capital	54,000	––	54,000
Net loss	––	(3,243)	(3,243)
Balance at December 31, 2008	$68,675	$(3,242)	$65,433

The accompanying notes are an integral part of these financial statements.

Prudential Global Funding LLC

Statements of Cash Flows

Years Ended December 31, 2008, 2007 and 2006

(in thousands of dollars)

	2008	2007	2006

Cash flows from operating activities
Net income (loss)	$(3,243)	$(5,118)	$205
Adjustments to reconcile net income to net cash from operating activities
Decrease (increase) in operating assets
Trading assets, at fair value	(1,153,418)	—	—
Trading assets pledged, at fair value	23,749	242,987	(87,902)
Derivative financial instruments receivable, at fair value	(3,293,143)	(209,341)	19,029
Securities purchased under agreements to resell	(85,992)	33,214	84,602
Funds provided as collateral	(505)	(16,537)	(1,000)
Accounts Receivable	(10,772)	—	—
Other assets	(135,916)	4, 100	1,390
Increase (decrease) in operating liabilities
Due to brokers	19,105	2,063	(1,594)
Trading liabilities, at fair value	84,776	(32,082)	(84,730)
Derivative financial instruments payable, at fair value	4,120,967	218,502	(399)
Other liabilities	83,427	12,236	(3,724)
Funds held as collateral	—	254,825	139,927
Net cash from (used in) operating activities	(350,965)	504,849	65,804
Cash flows from financing activities
Capital contributions	54,000	—	—
Distributions paid to members	—	—	(10,200)
Securities sold under agreements to repurchase	(28,678)	(240,232)	88,718
Net cash from (used in) financing activities	25,322	(240,232)	78,518
Net increase (decrease) in cash and cash equivalents	(325,643)	264,617	144,322
Cash and cash equivalents at beginning of year	489,245	224,628	80,306
Cash and cash equivalents at end of year	$163,602	$489,245	$224,628
Supplemental cash flow disclosures	—	—	—
Income taxes paid - affiliated	$1	$1,024	$––
Interest paid	$10,110	$17,145	$10,125

The accompanying notes are an integral part of these financial statements.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2008 and 2007

1.                           Organization and Nature of Operations

Prudential Global Funding LLC, formerly Prudential Global Funding, Inc., (the “Company”) is organized under the laws of the State of Delaware.  The Company principally acts as a derivatives dealer facilitating derivative and related activity for the Prudential Insurance Company of America (“PICA”) and other subsidiaries of Prudential Financial, Inc. (“Prudential”).  The Company is a multi-member limited liability company that is owned by PICA and Pruco Life Insurance Company, an Arizona Corporation (“PLAZ”). PICA and PLAZ have an ownership percentage of 99% and 1%, respectively.

The Company generally earns a spread for executing transactions between affiliates and unrelated third parties. This spread, which in the aggregate represents substantially all of the Company’s net trading income, can vary from a percentage of a basis point to several basis points depending upon the nature of the transaction. The spread is determined based on an estimated profit margin that takes into account anticipated collateral and capital requirements, the credit quality of the counterparty, as well as the fixed costs incurred to support the Company’s operations.

The Company has extensive transactions and relationships with PICA and other affiliates.  Due to these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

2.                           Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Certain items in the prior year financial statements have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company’s estimates are most significantly impacted by market and credit risks (See Note 9).  Actual results may differ from those estimates.

The most significant estimates include those used in determining the valuation of investments including derivatives (in the absence of quoted market values) and amounts recoverable, net of allowance from unsecured bankrupt counterparties (See Note 13).

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with an original maturity of three months or less, including money market funds, time deposits and highly liquid debt instruments with maturities of less than ninety days.  As discussed in Note 11, the money market funds are held by Prudential in the Core fund.

Gains and losses, including changes in fair value, on the highly liquid debt instruments are recorded as net trading income. Interest earned on cash and cash equivalents is recorded as interest income.

Trading Assets and Liabilities

Trading assets, at fair value, trading assets pledged, at fair value, and trading liabilities are recorded on a trade date basis and are carried at fair value. Fair value is based on active market prices or broker or dealer quotations. See Note 4 for more information on Fair Value.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2008 and 2007

Trading assets, at fair value primarily consist of highly liquid debt instruments with a maturity of greater than three months and less than twelve months when purchased.

Trading assets pledged are securities pledged as collateral to counterparties, which in all cases the secured party has the right to rehypothecate.

Trading liabilities are securities sold, but not yet purchased, and represent liabilities resulting from the sale of securities that are borrowed by the Company. The Company’s affiliated clearing broker borrows securities on behalf of the Company or the Company purchases securities under agreements to resell to satisfy the delivery requirements of these sales.

Gains and losses, including changes in fair value, on trading positions are recorded as net trading income. Interest earned or incurred on trading positions is recorded as interest income or expense.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under resale agreements and securities sold under repurchase agreements are treated as collateralized financing transactions and are carried in the statements of financial position at the amounts for which the securities will be subsequently resold or repurchased, plus accrued interest. These amounts are presented in conformity with Financial Accounting Standards Board (FASB) Interpretation No. 41 (“FIN No. 41”), “Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchases Agreements”. The Company takes possession of securities purchased under agreements to resell and makes delivery of securities sold under agreements to repurchase. The fair value of securities is monitored, and additional collateral may be obtained when considered appropriate to protect against credit exposure.

Interest income or expense on reverse repurchase and repurchase agreements is recognized over the life of the transactions.

Derivative Financial Instruments Receivable and Payable, at Fair Value

Derivative financial instruments receivable and payable are recorded on trade date and are carried at estimated fair value in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by FASB Statement No. 138 and FASB Statement No. 149.  Unrealized and realized gains and losses are reflected in net trading income (loss). The Company’s policy is to use mid-market pricing in determining its best estimate of fair value. Derivative positions are carried at fair value, generally by obtaining quoted market prices or through the use of valuation models. Values can be affected by changes in interest rates, foreign exchange rates, financial indices, values of securities or commodities, credit spreads, market volatility, expected returns and liquidity. Values can also be affected by changes in estimates and assumptions, including those related to counterparty behavior, used in valuation models. See Note 4 for more information on Fair Value.

The Company nets the fair value of all derivative financial instruments with all counterparties for which a master netting arrangement has been executed pursuant to FASB Interpretation No. 39 (FIN No. 39),  “Offsetting of Amounts Related to Certain Contracts”.

The Company manages credit risk by entering into derivative transactions with creditworthy counterparties and obtaining collateral where appropriate and customary, and by limiting single party credit exposures.  At December 31, 2008 and 2007 the Company held collateral posted from counterparties which is comprised of cash of $1,133 million and $437 million, respectively and securities with a market value of $3,788 million and $1,254 million, respectively. The Company nets cash collateral against counterparty derivative balances pursuant to FASB Staff Position No. FIN 39-1.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2008 and 2007

Revenue

As described above, the Company earns revenue primarily based on the spread between offsetting transactions it has entered into with both affiliated and unaffiliated counterparties.  The Company also earns interest income from proprietary trading activities.

Salaries and Benefits Expense

The Company receives a charge to cover its share of salaries as well as employee benefits expenses.  Employee benefit expenses include costs for funded and non-funded contributory and non-contributory defined benefit pension plans.  Some of these benefits are based on final group earnings and length of service while others are based on an account balance, which takes into consideration age, service and earnings during career. Prudential sponsors voluntary savings plans for the Company’s employees (401(k) plans).  The plans provide for salary reduction contributions by employees and matching contributions by the Company of up to 4 percent of annual salary.  The expense allocated to the Company for the matching contribution to the plans was $64 thousand, $56 thousand and $43 thousand in 2008, 2007 and 2006, respectively.

The Company’s share of net expense for the pension plans was $137 thousand, $125 thousand and $119 thousand in 2008, 2007 and 2006, respectively.

Share-based Payments

Prudential Financial issues employee share-based compensation awards, under a plan authorized by the Board of Directors, that are subject to specific vesting conditions; generally the awards vest ratably over a three-year period, “the nominal vesting period,” or at the date the employee retires (as defined by the plan), if earlier. Compensation costs of awards to employees, such as stock options, are measured at fair value and expensed over the period during which an employee is required to provide service in exchange for the award (vesting period). For awards granted prior to January 1, 2006 that specify an employee vests in the award upon retirement, the Company accounts for those awards using the nominal vesting period approach. Under this approach, the Company records compensation expense over the nominal vesting period. If the employee retires before the end of the nominal vesting period, any remaining unrecognized compensation cost is recognized at the date of retirement. For awards granted subsequent to January 1, 2006, compensation cost is recognized on the date of grant for awards issued to retirement-eligible employees, or over the period from the grant date to the date retirement eligibility is achieved, if that is expected to occur during the nominal vesting period.

The Company was charged $162 thousand, $129 thousand and $100 thousand for stock options in 2008, 2007 and 2006, respectively. Additionally, the Company was charged $240 thousand, $197 thousand and $165 thousand in 2008, 2007 and 2006 for restricted stock-based compensation, respectively.

New Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162.”The FASB’s Codification was launched on July 1, 2009 as the source of authoritative U.S. GAAP to be applied by nongovernmental entities. The Codification is not intended to change U.S. GAAP but is a new structure which takes accounting pronouncements and organizes them by accounting topic. This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. This statement will become effective for the Company during 2009 and will impact the way the Company references U.S. GAAP accounting standards in the financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events.” This statement addresses the accounting for and disclosure of subsequent events not addressed in other applicable GAAP, including disclosure of the date through which subsequent events have been evaluated. This guidance is effective for interim or annual periods ending after June 15, 2009. The Company’s adoption of this guidance will not have a material effect on the Company’s financial position or results of operations.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2008 and 2007

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” This FSP provides additional guidance for estimating fair value in accordance with FASB Statement No. 157, “Fair Value Measurements,” when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. This FSP also amends the disclosure requirements in interim and annual periods. This FSP is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. The Company will early adopt this guidance effective January 1, 2009, and the adoption will not have a material effect on the Company’s financial position or results of operations.

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees” an amendment of FASB Statement No. 133 and FASB Interpretation No. 45. This FSP requires sellers of credit derivatives and certain guarantees to disclose (a) the nature of the credit derivative, the reason(s) for entering into the credit derivative, approximate term, performance triggers, and the current status of the performance risk; (b) the undiscounted maximum potential amount of future payments the seller could be required to make before considering any recoveries from recourse provisions or collateral; (c) the credit derivative’s fair value; (d) the nature of any recourse provisions and any collateral assets held to ensure performance. This FSP also requires the above disclosures for hybrid instruments that contain embedded derivatives and amends paragraph 13 of FIN 45 to require disclosure of the current status of the guarantee’s performance risk. This FSP is effective for interim and annual reporting periods ending after December 15, 2008. Accordingly, the Company adopted this guidance effective December 31, 2008. The Company’s adoption of this guidance did not have a material effect on the Company’s financial position or results of operations. The disclosures required by this FSP are provided in Note 3.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” an amendment of FASB Statement No. 133. This statement amends and expands the disclosure requirements for derivative instruments and hedging activities by requiring companies to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently assessing the impact of SFAS No. 161 on the notes to the financial statements.

In February 2008, the FASB issued FSP FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.” The FSP provides recognition and derecognition guidance for a repurchase financing transaction, which is a repurchase agreement that relates to a previously transferred financial asset between the same counterparties, that is entered into contemporaneously with or in contemplation of, the initial transfer. The FSP is effective for fiscal years beginning after November 15, 2008. The FSP is to be applied prospectively to new transactions entered into after the adoption date. The Company will adopt this guidance effective January 1, 2009. The Company’s adoption of this guidance effective January 1, 2009 did not have a material effect on the Company’s financial position or results of operations.

In April 2007, the FASB issued FSP FIN 39-1, “Amendment of FASB Interpretation No. 39.” FSP FIN 39-1 modifies FIN No. 39, and permits companies to offset cash collateral receivables or payables with net derivative positions under certain circumstances. This FSP is effective for fiscal years beginning after November 15, 2007 and is required to be applied retrospectively to financial statements for all periods presented. The Company adopted FSP FIN 39-1 on January 1, 2008. As a result of adopting FSP FIN 39-1, the Company has presented derivative financial instruments receivable and payable, at fair value, net of cash collateral. Derivative Financial instruments receivable, at fair value as of

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2008 and 2007

December 31, 2008 and 2007, was reduced by approximately $1,141 million and $437 million, respectively.  Derivative Financial instruments payable, at fair value as of December 31, 2008 and 2007, was reduced by approximately $8 million and $17 million, respectively.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” including an amendment of FASB Statement No. 115. This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. The Company adopted SFAS No. 159 on January 1, 2008 and has elected not to apply the option to any of its existing financial assets or liabilities.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires additional disclosures about fair value measurements. This Statement does not require any new fair value measurements, but the application of this Statement could change current practices in determining fair value. The Company’s adoption of this guidance effective January 1, 2008 did not have a material affect on the Company’s opening member’s equity.  See Note 4 for more information on the impact on the Company’s financial position and results of operations.

In June 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes” an interpretation of FASB Statement No. 109. This Interpretation prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. This Interpretation is effective for fiscal years beginning after December 15, 2006.  The Company adopted FIN No. 48 on January 1, 2007, and it did not have a material effect on the Company’s financial position or results of operations.

3.                           Derivative Financial Instruments

Types of Derivative Financial Instruments

Derivatives are financial instruments whose values are derived from interest rates, foreign exchange rates, financial indices, or the values of securities or commodities. Derivative financial instruments used by the Company primarily include interest rate swaps, currency swaps, credit default swaps, forwards, futures, and option contracts and may be exchange-traded or contracted in the over-the-counter (OTC) market. The Company transacts most of its third party derivative financial instruments with global investment banking institutions.  The fair value of derivative financial instruments can be affected by changes in interest rates, foreign exchange rates, financial indices, values of securities or commodities, credit spreads, market volatility and liquidity as well as other factors. The fair value can also be affected by changes in estimates and assumptions used in pricing models.

Under interest rate swaps, the Company agrees to exchange, at specified intervals, the difference between two defined interest rate amounts calculated by reference to an agreed notional principal amount. Generally, no cash is exchanged at the outset of the contract and no principal payments are made. Cash is paid or received based on the terms of the swap. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by one counterparty at each due date.

Under currency forwards, the Company agrees to deliver or receive a specified amount of an identified currency at a specified future date. Typically, the price is agreed upon at the time of the contract and payment for such a contract is made at the specified future date.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2008 and 2007

Under currency swaps, the Company agrees to exchange, at specified intervals, the difference between one currency and another at a forward exchange rate and calculated by reference to an agreed principal amount. Generally, the principal amount of each currency is exchanged at the beginning and termination of the currency swap by each party. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by one counterparty for payments made in the same currency at each due date.

Under swaption agreements, the buyer has the right but not the obligation to enter into an interest rate swap at a specific date in the future, at a particular fixed rate, for a particular term.   Similarly under option agreements the buyer has the right but not the obligation to purchase a referenced asset at a particular date or dates in the future for an agreed upon price.

Under credit derivatives, the Company agrees to make or receive payments contingent upon the occurrence of a specified credit event associated with a specific cash instrument or instruments.  Depending on whether the Company is a writer or buyer of the derivative, the Company will receive or make premium payments under such contracts.

Under exchange-traded futures transactions, the Company agrees to purchase or sell a specified number of contracts, the values of which are determined by the values of underlying referenced investments, and to post variation margin on a daily basis in an amount equal to the difference in the daily market values of those contracts.

The table below sets forth the gross fair value of each class of derivative financial instruments held or issued by the Company, a reconciliation of such amounts to the presentation of derivative financial instruments  in the statement of financial position, as well as a breakdown of affiliated and third party amounts.

(in thousands)

	December 31, 2008 Fair Value			December 31, 2007 Fair Value
	Assets	Liabilities	Net	Assets	Liabilities	Net
Interest rate swaps and forward rate agreements	$10,594,955	$(10,769,968)	$(175,013)	$2,380,257	$(2,403,102)	$(22,845)
Foreign exchange swaps and forward agreements	2,991,877	(2,964,661)	27,216	1,103,445	(1,075,994)	27,451
Equity options	1,949,736	(1,945,498)	4,238	575,818	(601,945)	(26,127)
Credit derivatives	438,112	(438,605)	(493)	139,365	(138,741)	624
Options and swaptions	426,295	(429,477)	(3,182)	74,667	(85,894)	(11,227)
Total	$16,400,975	$(16,548,209)	(147,234)	$4,273,552	$(4,305,676)	(32,124)
Impact of Fin No. 39 (1)	$(11,033,982)	$11,033,982	—	$(2,904,239)	$2,904,239	—
Impact of Fin No. 39-1 (1)	$(1,141,276)	$8,361	(1,132,915)	$(436,739)	$16,538	(420,201)
Derivative instruments receivable (payable), at fair value	$4,225,717	$(5,505,866)	$(1,280,149)	$932,574	$(1,384,899)	(452,325)
Affiliated	6,536,472	(10,205,361)	(3,668,889)	2,059,561	(2,151,048)	(91,487)
Third Party	9,864,503	(6,342,848)	3,521,655	2,213,991	(2,154,628)	59,363
Total	$16,400,975	$(16,548,209)	$(147,234)	$4,273,552	$(4,305,676)	$(32,124)

(1) “Netting” amounts represent cash collateral and the impact of offsetting asset and liability positions held with the same counterparty as permitted by FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts and FSP FIN 39-1, Amendment of FASB Interpretation No. 39 .

Credit Derivatives Written

The following tables set forth the Company’s exposure from credit derivatives where the Company has written credit protection, by rating of the underlying credits as of the dates indicated.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2008 and 2007

	December 31, 2008
	Single Name		First to Default Basket		Index Hedges		Total
Rating Agency Equivalent	Notional	Fair Value	Notional	Fair Value	Notional	Fair Value	Notional	Fair Value
	(in thousands)
Aaa, Aa, A	$578,030	$(35,766)	$205,000	$(18,323)	$68,000	$(22,702)	$851,030	$(76,791)
Baa	780,017	(95,342)	549,500	(86,091)	—	—	1,329,517	(181,433)
Subtotal Investment Grade	1,358,047	(131,108)	754,500	(104,414)	68,000	(22,702)	2,180,547	(258,224)
Ba	236,308	(110,399)	15,000	(1,747)	—	—	251,308	(112,146)
B	—	—	—	—	—	—	—	—
C and lower	109,000	(10,356)	102,500	(32,105)	—	—	211,500	(42,461)
In or near default	17,000	(11,510)	—	—	—	—	17,000	(11,510)
Subtotal Below Investment Grade	362,308	(132,265)	117,500	(33,852)	—	—	479,808	(166,117)
Total	$1,720,355	$(263,373)	$872,000	$(138,266)	$68,000	$(22,702)	$2,660,355	$(424,341)

	December 31, 2007
	Single Name		First to Default Basket		Index Hedges		Total
Rating Agency Equivalent	Notional	Fair Value	Notional	Fair Value	Notional	Fair Value	Notional	Fair Value
	(in thousands)
Aaa, Aa, A	$334,588	$(3,194)	$615,500	$(4,802)	$252,000	$(11,374)	$1,202,088	$(19,370)
Baa	210,952	(564)	717,000	(65,626)	—	—	927,952	(66,190)
Subtotal Investment Grade	545,540	(3,758)	1,332,500	(70,428)	252,000	(11,374)	2,130,040	(85,560)
Ba	—	—	20,000	(628)	—	—	20,000	(628)
B	—	—	37,500	(2,889)	140,000	(37,020)	177,500	(39,909)
C and lower	10,000	(2,712)	20,000	(1,968)	—	—	30,000	(4,680)
In or near default	18,139	25	—	—	—	—	18,139	25
Subtotal Below Investment Grade	28,139	(2,687)	77,500	(5,485)	140,000	(37,020)	245,639	(45,192)
Total	$573,679	$(6,445)	$1,410,000	$(75,913)	$392,000	$(48,394)	$2,375,679	$(130,752)

The following table sets forth the composition of the Company’s credit derivatives where the Company has written credit protection excluding credit protection by industry category as of the dates indicated.

	December 31, 2008		December 31, 2007
Industry	Notional	Fair Value	Notional	Fair Value
	(in thousands)
Corporate Securities:
Manufacturing	$55,000	$(1,134)	$5,000	$33
Utilities	42,000	(3,111)	22,000	(6)
Finance	409,988	(166,204)	202,588	(3,139)
Services	455,050	(32,265)	128,139	(4,311)
Energy	20,000	(746)	—	—
Transportation	90,000	(4,495)	10,000	122
Retail and Wholesale	109,480	(6,810)	40,000	(101)
Other	538,837	(48,608)	165,952	956
First to Default Baskets*	872,000	(138,266)	1,410,000	(75,913)
Total Corporate Securities	2,592,355	(401,639)	1,983,679	(82,359)
Index Hedges	68,000	(22,702)	392,000	(48,393)
Total Credit Derivatives	$2,660,355	$(424,341)	$2,375,679	$(130,752)

*Includes names with multiple industries

In addition to selling credit protection, the Company has also purchased credit protection using credit derivatives. As of December 31, 2008 and December 31, 2007, the Company had $2,660 million and $2,376 million of outstanding notional amounts, reported at fair value as a $424 million asset and a $131 million asset, respectively.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2008 and 2007

4.                           Fair Value of Assets and Liabilities

Fair Value Measurement

As discussed in Note 2, the Company adopted SFAS No. 157 as of January 1, 2008.  SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Prior to the adoption of SFAS No. 157, the fair value of derivative transactions with affiliates was determined based on the settlement amount of trades with affiliated counterparties.  As SFAS No. 157 also clarified that fair value is a market-based measure, not an entity-specific measure, the Company changed its valuation approach for derivative transactions with affiliates to be consistent with the approach to value derivatives with external counterparties.  While the adoption of SFAS No. 157 had no impact on opening member’s equity, the impact of the change in valuation approach resulted in an increase in the valuation of derivative transactions with affiliates of $42 million at the date of adoption.  This increase in value was recorded as a gain in Net trading income.

SFAS No. 157 establishes a framework for measuring fair value that includes a hierarchy used to classify the inputs used in measuring fair value. The hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement. The levels of the fair value hierarchy are as follows:

Level 1 — Fair value is based on unadjusted quoted prices in active markets that are accessible to the Company for identical assets or liabilities. These generally provide the most reliable evidence and are used to measure fair value whenever available. Active markets are defined as having the following for the measured asset/liability: (i) many transactions, (ii) current prices, (iii) price quotes not varying substantially among market makers, (iv) narrow bid/ask spreads and (v) most information publicly available. The Company’s Level 1 assets and liabilities primarily include certain cash equivalents and derivative contracts that are traded in an active exchange market. Prices are obtained from readily available sources for market transactions involving identical assets or liabilities.

Level 2 — Fair value is based on significant inputs, other than Level 1 inputs, that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability through corroboration with observable market data. Level 2 inputs include quoted market prices in active markets for similar assets and liabilities, quoted market prices in markets that are not active for identical or similar assets or liabilities and other market observable inputs. The Company’s Level 2 assets and liabilities include: trading assets and liabilities, including certain highly liquid debt instruments with maturities less than ninety days, and certain over-the-counter derivatives. Valuations are generally obtained from third party pricing services for identical or comparable assets or liabilities or through the use of valuation methodologies using observable market inputs.

The majority of the Company’s derivative positions is traded in the OTC derivative market and is classified within Level 2 in the fair value hierarchy. OTC derivatives classified within Level 2 are valued using models generally accepted in the financial services industry that use actively quoted or observable market input values from external market data providers, non-binding broker-dealer quotations, third-party pricing vendors and/or recent trading activity. The fair values of most OTC derivatives, including forward rate agreements, interest rate and cross currency swaps and single name credit default swaps are determined using discounted cash flow models. The fair values of European style option contracts are determined using Black-Scholes option pricing models. These models’ key assumptions include the contractual terms of the respective contract, along with significant observable inputs, including interest rates, currency rates, credit spreads, yield curves, equity prices, index dividend yields, nonperformance risk and volatility. OTC derivative contracts are executed under master netting agreements with counterparties with a Credit Support Annex, or CSA, which is a bilateral ratings-sensitive agreement that requires collateral postings at established credit threshold levels. These agreements protect the interests of the Company and its counterparties, should either

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2008 and 2007

party suffer credit rating deterioration. The vast majority of the Company’s derivative agreements are with highly rated major international financial institutions. Consistent with the practice of major international financial institutions, the Company uses the credit spread embedded in the LIBOR interest rate curve to reflect nonperformance risk when determining the fair value of derivative assets and liabilities. The Company believes this credit spread is an appropriate estimate of the nonperformance risk for derivative related assets and liabilities between highly rated institutions. Most OTC derivative contracts have bid and ask prices that can be readily observed in the market place. The Company’s policy is to use mid-market pricing in determining its best estimate of fair value.

Level 3 — Fair value is based on at least one or more significant unobservable inputs for the asset or liability. These inputs reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability. The Company’s Level 3 assets and liabilities primarily include: certain highly structured over-the-counter derivative contracts. In circumstances where vendor pricing is not available, internally developed valuations or non-binding broker quotes are used to determine fair value. Non-binding broker quotes are reviewed for reasonableness, based on the Company’s understanding of the market. These estimates may use significant unobservable inputs, which reflect the Company’s own assumptions about the inputs market participants would use in pricing the asset. Circumstances where observable market data is not available may include events such as market illiquidity and credit events related to the security. Under certain conditions, the Company may conclude the prices received from independent third party pricing services or brokers are not reasonable or reflective of market activity. In those instances, the Company may choose to over-ride the third-party pricing information or quotes received and apply internally developed values to the related assets or liabilities. In such cases, the valuations are generally classified as Level 3. As of December 31, 2008, such over-rides on a net basis were not material.

Level 3 includes OTC derivatives where the bid-ask spreads are generally wider than derivatives classified within Level 2 thus requiring more judgment in estimating the mid-market price of such derivatives.

Derivatives that are valued based upon models with unobservable market input values or input values from less actively traded or less-developed markets are classified within Level 3 in the fair value hierarchy. Derivatives classified as Level 3 include first-to-default credit basket swaps, look-back equity options and other structured options. The fair values of first-to-default credit basket swaps are derived from relevant observable inputs such as: individual credit default spreads, interest rates, recovery rates and unobservable model-specific input values such as correlation between different credits within the same basket. Look-back equity options and other structured options and derivatives are valued using simulation models such as the Monte Carlo technique. The input values for look-back equity options are derived from observable market indices such as interest rates, dividend yields, equity indices as well as unobservable model-specific input values such as certain volatility parameters. Level 3 methodologies are validated through periodic comparison of the Company’s fair values to broker-dealer’s values.

Liquidity valuation adjustments are made to reflect the cost of exiting significant risk positions, and consider the bid-ask spread, maturity, complexity, and other specific attributes of the underlying derivative position. Fair values can also be affected by changes in estimates and assumptions including those related to counterparty behavior used in valuation models. Nonperformance risk, as addressed above, for Level 2 derivative assets and liabilities is consistently applied for Level 3 derivative assets and liabilities.

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis, as of December 31, 2008.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2008 and 2007

(in thousands)

	December 31, 2008
	Level 1	Level 2	Level 3	Netting (1)	Total
Cash Equivalents	$28,933	$134,669	$—	$—	$163,602
Trading assets, at fair value	—	1,153,418	—	—	1,153,418
Derivative Financial Instruments receivable, at fair value (2)	349	9,909,834	1,400,592	(7,085,058)	4,225,717
Total Assets	$29,282	$11,197,921	$1,400,592	$(7,085,058)	$5,542,737

Trading Liabilities, at Fair Value	$101,737	$—	$—	$—	$101,737
Derivative Financial Instruments payable, at fair value (2)	—	10,050,473	1,403,254	(5,947,861)	5,505,866
Total Liabilities	$101,737	$10,050,473	$1,403,254	$(5,947,861)	$5,607,603

(1) “Netting” amounts represent cash collateral and the impact of offsetting asset and liability positions held with the same counterparty as permitted by FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts and FSP FIN 39-1, Amendment of FASB Interpretation No. 39.

(2) Affiliated derivative transactions within each SFAS No. 157 hiearchy level are classified net as receivables or payables based on their net counterparty exposure. External derivative transactions are classified as receivables or payables within the table on an individual trade basis.

The following tables provide a summary of the changes in fair value of Level 3 assets and liabilities for the year ended December 31, 2008, as well as the portion of gains or losses included in income for the year ended December 31, 2008 attributable to unrealized gains or losses related to those assets and liabilities still held at December 31, 2008.

(in thousands)

	Derivative Financial Instruments recievable, at fair value	Derivative Financial Instruments payable, at fair value

Fair value, beginning of period	$476,416	$476,065
Net trading revenue	680,693	750,885
Purchases, sales, issuances, and settlements	243,483	176,304
Transfers into (out of) Level 3	—	—
Fair value, end of period	$1,400,592	$1,403,254

5.                           Trading Activities

The table below sets forth net trading income by type of financial instrument.

(in thousands)

	2008 (1)	2007	2006

Derivative financial instruments	$(3,135)	$(1,608)	$3,959
Trading assets/liabilities	15,149	14,461	6,913
Total, net	$12,014	$12,853	$10,872

(1) Derivative financial instruments includes a $75 million loss associated with the filing of Chapter 11 bankruptcy petition by Lehman Brothers Inc. Also includes a $42 million gain associated with recording certain affiliated derivatives at fair value as part of the adoption of SFAS No. 157.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2008 and 2007

6.                           Trading Assets and Liabilities

(in thousands)

Trading assets at December 31, were as follows:

	2008 (1)	2007

Obligations of U.S. Government authorities	$1,153,418	$––

(1) The company invests in these securities to earn an additional yield. Consists of highly liquid debt instruments with a maturity of greater than three months and less than twelve months when purchased.

Trading assets pledged, at December 31, were as follows:

	2008	2007

U.S. Government securities	$––	$23,749

Trading liabilities at December 31, were as follows:

	2008	2007

U.S. Government securities	$101,737	$16,961

7.                           Reverse Repurchase Agreements

The Company enters into purchases of securities under agreements to resell substantially identical securities. At December 31, 2008 and 2007, reverse repurchase agreements amounted to approximately $101.7 million and $17.0 million, respectively, and consisted of U.S. Government securities. As of December 31, 2008 and 2007, the Company had received securities as collateral that can be repledged, sold or otherwise used with a fair value of approximately $102.7 million and $17.0 million, respectively.  All of these securities were repledged, sold or otherwise used generally as collateral under repurchase agreements or to cover short sales. The amounts advanced under these agreements are reflected as assets on the statements of financial position.  Additionally, the Company is eligible to receive additional collateral based on the fair value of the underlying securities held.

8.                           Repurchase Agreements

The Company enters into sales of securities under agreements to repurchase substantially identical securities to fund the Company’s trading activities. These agreements generally mature within 90 days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction plus accrued interest. The Company may be required to provide additional collateral based on the fair value of the underlying securities. At December 31, 2008 and 2007, the fair value of outstanding repurchase agreements were approximately $0 and $29.0 million, respectively.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2008 and 2007

9.                           Market and Credit Risk

The Company’s risk management program includes the identification and the measurement of various forms of risk, the establishment of risk thresholds and the creation of processes intended to maintain risks within these thresholds while optimizing returns on the underlying assets or liabilities.  The Company considers risk management an integral part of its core business.

Market Risk

In the normal course of business, the Company enters into transactions in trading assets, trading liabilities and financial contracts with off-balance-sheet risk. These instruments are carried at their current estimated fair value, generally by obtaining quoted market prices or through the use of pricing models.  Values can be affected by changes in interest rates, foreign exchange rates, financial indices, value of securities or commodities, credit spreads, market volatility, and liquidity as well as other factors.  Values can also be affected by changes in estimates and assumptions used in pricing models.  Any change in these variables could result in adjustment of the amounts recognized on the financial statements being included currently in both the statements of financial position and operations.

The Company is also exposed to market risk due to the fluctuation in the market or fair value of securities owned and securities sold, but not yet purchased. Securities sold, but not yet purchased, represent obligations to the Company to deliver specified securities at contracted prices and thereby create a liability to purchase the securities at prevailing future market prices.  Accordingly these transactions result in off-balance sheet risk as the Company’s ultimate obligation to satisfy the sale of securities sold, but not yet purchased may exceed the amount recognized in the statements of financial position.

The Company’s primary components of market risk include interest rate risk, foreign exchange risk, swap spread risk, volatility risk and yield curve risk. These are monitored on a daily basis across all products by calculating the profit and loss impact of potential changes in market risks over a one-day period.  The Company primarily manages risk by entering into offsetting OTC derivative contracts between affiliated and external counterparties. Further, to manage exposure to these risks in connection with its trading activities, the Company may hedge its exposure by purchasing or selling futures contracts, entering into forward contracts, purchasing or selling government securities, purchasing or selling exchange traded interest rate or equity options, or entering into offsetting transactions. These hedging instruments are carried at fair value and contain elements of market and credit risk associated with the execution, settlement and financing of these instruments similar to the financial contracts described above.

Credit Risk

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial derivative transactions. The Company manages credit risk by entering into derivative transactions with major international financial institutions and other creditworthy counterparties, and by obtaining collateral in cash and securities, where appropriate. Additionally, limits are set on single party credit exposures which are subject to periodic management review.

The credit exposure of the Company’s over-the-counter (OTC) derivative transactions is represented by the contracts with a positive fair value (market value) at the reporting date. To reduce credit exposures, the Company seeks to (i) enter into OTC derivative transactions pursuant to master agreements that provide for a netting of payments and receipts with a single counterparty, and (ii) enter into agreements that allow the use of credit support annexes (CSAs), which are bilateral rating-sensitive agreements that require collateral postings at established threshold levels. Likewise, the Company effects exchange-traded futures and options transactions through regulated exchanges and these transactions are settled on a daily basis, thereby reducing credit risk exposure in the event of non-performance by counterparties to such financial instruments.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2008 and 2007

The vast majority of the Company’s OTC derivative agreements are with highly rated major international financial institutions and affiliates. See note 11 for Affiliated OTC Derivative discussion.  Consistent with the practice of major international financial institutions, the Company utilizes the credit spread embedded in the LIBOR curve to reflect non-performance risk when determining the fair value of OTC derivative assets and liabilities after consideration of the impacts of the collateral posting process discussed above. As of December 31, 2008 this credit spread captures the non-performance risk of the Company’s OTC derivative related assets and liabilities.

Assuming nonperformance by all counterparties on all derivative contracts potentially subject to a loss, the maximum potential loss, based on the replacement cost at market rates prevailing at December 31, 2008 and 2007, was approximately $4,226 million and $933 million, respectively.  This value is net of amounts offset pursuant to rights of setoff, collateral and qualifying master netting arrangements with various counterparties.  Further reducing the December 31, 2008 exposure are securities from external counterparties that are held as collateral of approximately $2.4 billion.  Excluding the December 31, 2008 affiliated exposure of approximately $1.8 billion and applying the full affect of cash and securities collateral the Company’s December 31, 2008 net counterparty exposures are less than $100 million generally spread among its various external counterparties.  The maximum potential loss will increase or decrease during the life of a transaction based on current market prices.

10.                    Income Taxes

The Company is a Multi Member Limited Liability Company. In accordance with federal and applicable state tax law, the Company is treated as a partnership of its member owners, PICA and PLAZ. The member owners are included in the consolidated federal income tax return of Prudential. The member owners also file separate state income tax returns and are included in certain consolidated state income tax returns.

All federal and state income tax liabilities and/or benefits are passed through to the member owners in accordance with the Internal Revenue Code.  Accordingly, no provision is made for income taxes in the accompanying financial statements.

On January 1, 2007, the Company adopted FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.  This interpretation prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return.  The Company does not have any unrecognized tax benefits and adoption of FIN No. 48 did not have any effect on the Company’s financial position or results of operations.

In December 2006, the Internal Revenue Service (the “Service”) completed all fieldwork with regard to its examination of the consolidated federal income tax returns for tax years 2002 and 2003. Prudential submitted the final report to the Joint Committee on Taxation for their review in April 2007. The final report was resubmitted in March 2008 and again in April 2008.  Prudential was advised on January 2, 2009 that the Joint Committee completed its consideration of the report and has taken no exception to the conclusions reached by the Service. Accordingly, the final report was processed and a refund was received. The statute of limitations for these years will close on December 31, 2009. These activities had no impact on the Company’s results.

In January 2007, the Service began an examination of the consolidated U.S. federal income tax return for years 2004 through 2006. For the consolidated U.S. federal income tax years 2007 and 2008, Prudential participated in the Service’s Compliance Assurance Program (“CAP”). Under CAP, the Service assigns an examination team to review completed transactions contemporaneously during 2007 and 2008 tax years in order to reach agreement with the company. If disagreements arise, accelerated resolutions programs are available to resolve the disagreements in a timely manner before

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2008 and 2007

the tax return is filed. It is management’s expectation this program will shorten the time period between the Company’s filing of its federal income tax return and the Service’s completion of its examination of the return.

11.                    Transactions with Affiliates

Guaranty

The Company’s payment obligations under derivative financial instruments have been guaranteed by an affiliate of the Company.  This credit enhancement is integral to the Company’s business operations.  The maximum exposure under these guarantees may be calculated at any point by estimating the replacement cost, on a net present value basis, for each guaranteed contract for which there is a cost. While this amount will vary as a result of changes in fair value, the maximum exposure under this guarantee at December 31, 2008 and 2007 was approximately $5,506 million and $1,385 million, respectively.  The Company does not pay a fee in consideration for this guaranty. No payments have been required under this guaranty since inception.

Affiliate OTC Derivative Contracts

In the ordinary course of business the Company transacts OTC derivatives with its affiliates. For these OTC contracts the Company has a substantially equal and offsetting position with external counterparties.

Service Agreement

The Company’s general and administrative expenses are charged to the Company using allocation methodologies based on business processes.  The Company periodically reviews its allocation methodology and may adjust it from time to time.  Such changes were made in 2007 to increase the allocation of costs incurred by Prudential Insurance to process transactions on its behalf.  Management believes that such methodology is reasonable.  The Company operates under service and lease agreements whereby services of officers and employees, supplies, use of equipment and office space are provided by Prudential Insurance. Under these agreements, the expenses were approximately $7.2 million, $6.6 million, and $5.2 million in 2008, 2007, and 2006, respectively.

Related receivables and payables under the aforementioned agreements are billed quarterly and are due on demand. The related payables included in “other liabilities” were approximately $0.6 million at December 31, 2008 and 2007, respectively.

Securities Posted as Collateral

As many of the Company’s transactions with third parties are a direct result of transactions with affiliates, the Company maintains custody of collateral from affiliates for purposes of repledging amounts to third parties, which are not included in the accompanying statement of financial position. At December 31, 2008 and 2007, the Company maintained custody of collateral approximating $1,406 million and $480.4 million, respectively.  At December 31, 2008 and 2007, the Company repledged affiliate collateral to third parties with a market value of $2.3 million and $455.4 million, respectively.

Core Fund

At December 31, 2008 and 2007, the Company had cash equivalents of $29.0 million and $467.2 million in the Core fund.  The Core fund process entails participating subsidiaries sending excess cash to Prudential on a daily basis. The result is a “pool” of net investments at Prudential, which is invested in short term investments and earns interest income.  The interest income earned on the pool is allocated out to each Core fund participant based on their proportional investment in the Core fund.  Prudential Investment Management, Inc., an affiliate of the Company, manages the Core fund.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2008 and 2007

12.                    Commitments and Contingencies

In the normal course of business, the Company enters into contracts that contain representations that provide general indemnifications relating to the derivative financial instruments and master netting agreements or the use of third party products or services. While future exposure under these arrangements is unknown, based on experience, the Company expects the risk of loss to be remote.

The Company is subject to legal and regulatory actions in the ordinary course of its business.  Refer to Note 14 for discussion on material litigation. The Company’s litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that the Company’s results of operations or cash flow could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of the Company’s litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on the Company’s financial position.  Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on the Company’s financial position.

The Company may enter into agreements that contain features that meet the definition of a guarantee under FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” The Interpretation defines a guarantee to be a contract that contingently requires the Company to make payments (either in cash, financial instruments, other assets, shares of our stock or provision of services) to a third party based on specific changes in an underlying variable that is related to an asset, a liability, or an equity security of the related party. The Company’s agreements, which are more fully described in Note 3, contingently require us to pay amounts based upon changes in market prices and interest rates and the occurrence of specified credit events.  These derivative contracts include credit derivatives for the sale of credit protection, and written options, such as interest rate options, swaptions, foreign exchange rate options, and equity security options.

The Company writes credit default swap obligations requiring payment of principal due in exchange for the reference credit obligation, depending on the nature or occurrence of specified events for the referenced entities. In the event of a specified credit event, the Company’s maximum amount at risk, assuming the value of referenced credits become worthless, is $2,660 million at December 31, 2008. The credit default swaps generally have maturities of five years or less and the Company has offsetting agreements with related parties.

The Company is a party to complex European look-back option agreements with third parties which could require the Company to make payments related to a shortfall between a protected high watermark value and the net asset value of identified investment funds at certain maturity dates.  While the Company’s ultimate obligation under such agreements cannot be predicted, the agreements require the counterparty to follow certain parameters and proprietary mathematical formulae in making investments decisions.  The Company believes these restraints and other parameters of the agreements reduce the risk that the Company will have to perform under these agreements.  Additionally, the Company has offsetting agreements with a related party.  Both the third party and related party options are recorded at fair value in the financial statements.

Prudential Global Funding LLC

Notes to Financial Statements

December 31, 2008 and 2007

13.                    Lehman Brothers Holding Inc.

As a result of the Chapter 11 bankruptcy petition filed by Lehman Brothers Holdings Inc. (“LBHI”) on September 15, 2008, the Company recorded losses approximating $75 million during 2008 related to the unsecured portion of its counterparty exposure on derivative transactions it had entered into with LBHI and its affiliates. This loss is recorded in “Net trading income”. The amount was recorded as a receivable of approximately $86 million less a reserve of approximately $75 million with expected recoveries of approximately $11 million.  The net receivable of approximately $11 million is recorded in “Accounts Receivable”.  The Company has replaced these derivative positions with various other counterparties. As a result of the losses incurred from the LBHI bankruptcy filing, the Company was provided a capital contribution from PICA of $54 million in 2008.

14.                    Subsequent events

In June 2009, special bankruptcy counsel for LBHI, Lehman Brothers Special Financing (“LBSF”) and certain of their affiliates made a demand of the Company for the return of a portion of the $550 million in collateral delivered by LBSF to the Company pursuant to swap agreements and a cross margining and netting agreement between the Company, LBSF and Lehman Brothers Finance S.A. a/k/a Lehman Brothers Finance AG (“Lehman Switzerland”), a Swiss affiliate that is subject to insolvency proceedings in the United States and Switzerland. LBSF claims that the Company wrongfully applied the collateral to Lehman Switzerland’s obligations in violation of the automatic stay in LBSF’s bankruptcy case, which is jointly administered under In re Lehman Brothers Holdings Inc. in the United States Bankruptcy Court in the Southern District of New York (the “Lehman Chapter 11 Cases”).  In August 2009, the Company filed a declaratory judgment Action (the “DJ Action”) in the same court against LBSF, Lehman Switzerland and LBHI (as guarantor of LBSF and Lehman Switzerland under the swap agreements) seeking an order that (a) the Company had an effective lien on the collateral that secured the obligations of both LBSF ($197 million) and Lehman Switzerland ($488 million) and properly foreclosed on the collateral, leaving the Company with an unsecured $135 million claim against LBSF (and LBHI as guarantor), or, in the alternative, (b) the Company was entitled, under the Bankruptcy Code, to set off amounts owed by Lehman Switzerland against the collateral and the automatic stay was inapplicable.  The calculation of the claim in bankruptcy differs from the calculation of any receivable, gross of any reserve, for financial reporting. The DJ Action is captioned Prudential Global Funding LLC v. Lehman Brothers Holdings Inc., et al.  In addition, the Company filed timely contingent claims against LBSF and LBHI, as guarantor of LBSF and Lehman Switzerland, in the Lehman Chapter 11 Cases for any amounts that may be due under the swap agreements, depending upon the results of the DJ Action.  In October 2009, LBSF and LBHI answered in the DJ Action and asserted counterclaims alleging that the Company breached the swap agreement by applying the collateral to Lehman Switzerland’s obligations and failing to pay LBSF interest on the collateral, and violated the Bankruptcy Code by not returning $372 million in excess collateral to LBSF.  LBSF and LBHI seek a declaratory judgment that the Company had an effective lien on only $178 million of the collateral, which could only be applied to amounts owed by LBSF and no right of set off against Lehman Switzerland’s obligations.  The counterclaim seeks the return of the collateral in the amount of $372 million plus interest and the disallowance of the Company’s claims against LBSF and LBHI.